Exhibit 23.3


CONSENT OF INDEPENDENT AUDITOR


We hereby consent to the incorporation by reference in this Form 10-KSB of our report dated January 14, 2000, except for the last sentence of the second paragraph of Note 4, as to which date is February 22, 2000, which appears on page 13 of the 1999 Annual Report of NDC Automation, Inc.



                                                     /S/ McGladrey & Pullen, LLP

Charlotte, North Carolina
February 22, 2000